Exhibit 99.2
WESTWOOD ONE ESTABLISHES
STRATEGIC REVIEW COMMITTEE
— Committee Will Seek to Modify and Extend
Westwood One’s Agreements with CBS Radio —
New York, NY – November 9, 2006 – Westwood One, Inc. (NYSE: WON) announced today that its Board of Directors has established a Strategic Review Committee comprised of independent directors to evaluate means by which Westwood may be able to enhance shareholder value.
The Committee’s principal task at this time is to seek to modify and extend the Company’s various agreements with CBS Radio Inc. and its affiliates, including the Company’s management agreement and programming and distribution arrangements with CBS Radio. The Company’s principal agreements with CBS Radio currently expire on March 31, 2009. The Committee and CBS Radio are currently engaged in discussions relating to these matters. There can be no assurance that this process will result in any modification or extension to these agreements.
The Company does not intend to comment further publicly with respect to this process except to the extent required by law.
About Westwood One
Westwood One (NYSE: WON) provides over 150 news, sports, music, talk, entertainment programs, features and live events. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. Westwood One is managed by CBS Radio. For more information please visit westwoodone.com.
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Contact:
Andrew Zaref
212-373-5311